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                                                                    EXHIBIT 10.7

                     AMENDMENTS TO THE REVISED INCENTIVE
                               COMPENSATION PLAN
                          (Effective January 24, 2000)


Section 4. Administration is amended to the following:

          "The Committee shall administer the Plan. The acts of a majority of the members present at any meeting at which a quorum is present and acts unanimously approved in writing by the Committee shall be deemed
          the acts of the Committee.   The Committee may conduct meetings in
          person or by telephone. The Committee may, in its discretion, delegate the authority to grant Awards under the Plan for Employees other than executive officers to a committee of the Board of Directors of the Company.

          No member of the Committee, while serving as such, shall be eligible to receive an Award under the Plan. The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it May deem necessary or advisable in the administration of the Plan. The Committee's interpretation of the Plan or any Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding and conclusive on all parties."


Section 6. Payment and Deferral of Awards is amended by changing the second sentence thereof to read in its entirety as follows:

          "An Award may be paid all or in part as Restricted Stock (a "Restricted Stock Award") as determined by the Committee or pursuant to an annual election of the recipient under such terms as the Committee may establish."